Exhibit 99.1

For Further Information Call:
Walter A. Shephard
Vice President Finance, CFO, and Treasurer
Voice: 860-704-3955
inquire@zygo.com

For Immediate Release

ZYGO ANNOUNCES THIRD QUARTER FISCAL 2008 RESULTS

MIDDLEFIELD, CT, APRIL 24, 2008 – Zygo Corporation (NASDAQ: ZIGO) today announced net sales of $38.5 million and break-even net earnings for the third quarter of fiscal 2008 as compared with net sales of $48.7 million and net earnings of $4.0 million, or $0.21 per diluted share, for the third quarter of fiscal 2007. Third quarter earnings were reduced by approximately $0.03 per diluted share as a result of operational costs incurred from the Company’s acquisition of certain assets of Solvision, Inc. in February 2008. For the first nine months of fiscal 2008, the Company recorded net sales of $110.5 million and net earnings of $0.2 million, or $0.01 per diluted share, as compared with net sales of $134.4 million and net earnings of $11.3 million, or $0.61 per diluted share, for the first nine months of fiscal 2007.

The Company’s net earnings for the third quarter do not reflect adjustments relating to the purchase accounting valuation of its Solvision, Inc. acquisition, which occurred during the quarter. This valuation may result in the recovery of a portion or all of the note receivable extended by the Company to Solvision in the prior quarter, which was previously reserved. The Company expects to complete the valuation process by the end of its current fiscal year.

Orders for the third quarter of fiscal 2008 were $39.1 million, a decrease of $3.8 million, or 9%, from the second quarter of the fiscal year. Orders received by the Company’s Metrology Division accounted for 84% of the orders received, with the Optics Division accounting for the remaining 16%. Orders received for display products continued at a strong pace. There was a decline in orders received by the Optics Division as well as in certain OEM stage metrology components in the Metrology Division as compared with the prior quarter.

Bruce Robinson, ZYGO’s Chairman and CEO, commented, “Continued softness in semiconductor capital spending adversely affected both our Metrology and Optics Divisions. The exception continues to be the display orders with bookings of $6.6 million in the quarter. Based on positive customer feedback related to the capability of our latest semiconductor production tool, the Company committed additional resources to its in-line semiconductor initiative. The transition from an OEM to an in-line tool supplier to the semiconductor industry has taken longer than originally anticipated. The recent acceptance of the tool by two customers and a follow-on order early in the launch cycle has been encouraging.”

Mr. Robinson further stated, “In the third quarter we acquired certain assets of Solvision, Inc., a supplier of inspection systems to the semiconductor packaging market. This technology is complementary to ZYGO’s traditional metrology and strengthens our ability to service the customer across its total production facility. We believe this technology to be superior to other available options and, as we transition customers to ZYGO, growth in orders will follow. The technology is supported by an excellent cadre of employees that have a strong desire to win.”

Highlights for the quarter included:

  Strengthening our presence in the semiconductor back-end inspection market by acquiring certain assets of Solvision, Inc.
  Receiving $6.6 million of display orders for use in several display fabs producing G7.5 and G8 products.
  Acceptance of our new in-line semiconductor tool and a follow-on order.
  Continuation of the stock repurchase program that began in the first quarter of the Company’s fiscal year. As of March 31, 2008, we have repurchased 1.6 million shares.

Bruce Robinson closed by stating, “As a result of the recent economic downturn, including a reduction in worldwide stepper sales, we have lowered our orders and sales expectations for the foreseeable future. Based on the most recent activity, we are estimating that net sales for fiscal year 2008 will be in the range of $152.0 - $157.0 million.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

Note: ZYGO’s teleconference to discuss the results of the third quarter of fiscal 2008 will be held at 6 PM Eastern Time on April 24, 2008 and can be accessed by dialing 800-772-0453. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated sales, orders, market acceptance, growth rates, market opportunities, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on timing and market acceptance of new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, investment portfolio returns, and fluctuations in our stock price. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2007.

Zygo Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net sales	$38,456	$48,655	$110,539	$134,444
Cost of goods sold	22,907	28,244	67,292	76,475
Gross profit	15,549	20,411	43,247	57,969

Selling, general, and administrative expenses	9,328	8,493	24,577	24,753
Research, development, and engineering expenses	6,248	6,054	17,353	16,639
Provision for doubtful accounts and notes	(37)	(76)	1,523	(78)
Operating profit (loss)	10	5,940	(206)	16,655

Other income
Interest income	517	746	1,998	2,174
Miscellaneous income (expense), net	(394)	148	82	178
Total other income	123	894	2,080	2,352
Earnings before income taxes
and minority interest	133	6,834	1,874	19,007

Income taxes	(15)	(2,643)	(642)	(6,903)
Minority interest	(167)	(225)	(1,046)	(772)
Net earnings (loss)	$(49)	$3,966	$186	$11,332

Basic - Earnings (loss) per share	$(0.00)	$0.22	$0.01	$0.62
Diluted - Earnings (loss) per share	$(0.00)	$0.21	$0.01	$0.61

Weighted average shares outstanding:
Basic	16,751	18,163	17,482	18,135
Diluted	17,080	18,654	17,819	18,564

Zygo Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Thousands of dollars)	March 31, 2008	June 30, 2007
Assets
Current assets:
Cash and cash equivalents	$22,459	$17,826
Marketable securities	16,826	29,453
Receivables, net	29,050	32,476
Inventories	41,664	43,048
Prepaid expenses and other	2,403	2,240
Deferred income taxes	11,951	15,077
Total current assets	124,353	140,120

Marketable securities	9,350	22,879
Property, plant, and equipment, net	37,152	36,349
Deferred income taxes	9,514	5,700
Intangible assets, net	8,505	6,110
Other assets	995	436
Total assets	$189,869	$211,594

Liabilities and Stockholders' Equity
Current liabilities:
Payables	$7,534	$8,720
Accrued expenses	17,441	22,463
Income taxes payable	-	1,103
Total current liabilities	24,975	32,286

Other long-term liabilities	2,509	555
Minority interest	1,492	976
Stockholders' equity	160,893	177,777
Total liabilities and stockholders' equity	$189,869	$211,594